Exhibit 99.1

For Immediate Release

For additional information contact:
Michael W. Shelton, Chief Financial Officer
Phone: 336-369-0900

                       FNB Financial Services Corporation
                          Announces 5 for 4 Stock Split

GREENSBORO, N.C.--(BUSINESS WIRE)--April 22, 2005--FNB Financial Services Corporation (NASDAQ/NMS: FNBF)("FNB"), parent of FNB Southeast, is pleased to announce a five-for-four (5:4) stock split of its common stock, effected as a 25% stock dividend. The Board of Directors at its regularly scheduled meeting on Thursday, April 21, 2005, approved the stock split. Shareholders of record at the close of business on May 12, 2005, shall receive one additional share of FNB common stock for each four shares owned.

The purpose of this stock split is to increase the number of outstanding shares and to further create interest in, and awareness of, FNB's stock. Total shares outstanding will increase from 5.6 million to 6.9 million. Certificates for the new shares and any cash to be paid to shareholders in lieu of fractional shares will be issued on or about May 31, 2005. The par value of the common stock will remain at $1.00 per share.

Pressley A. Ridgill, President and Chief Operating Officer of FNB Southeast, stated, "This split is intended to improve the liquidity for FNB's common stock by increasing the number of shares available in the market place and making the purchase of additional shares more affordable. Our stock has continued to experience significant increases in market valuation while attaining record highs during the past six months. We believe this action further demonstrates our commitment to enhancing shareholder value."

FNB Financial Services Corporation is a financial holding company with one subsidiary, FNB Southeast; a North Carolina chartered commercial bank. FNB Southeast currently operates 17 banking offices located in North Carolina and Virginia, along with additional mortgage origination offices through its subsidiary, FNB Southeast Mortgage Corporation. A second subsidiary of the bank, FNB Southeast Investment Services, Inc., provides investment services throughout the banking network. FNB Financial Services Corporation may be reached on the internet at www.fnbsoutheast.com.
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Information  in this press  release may contain  "forward  looking  statements."
These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislation and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in the Company's recent filings with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K and its other periodic reports.